Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of U-Store-It Trust on Form S-8 of our report dated July 26, 2004 relating to the balance sheet of U-Store-It Trust, and of our report, dated July 26, 2004 relating to the consolidated and combined financial statements of Acquiport/Amsdell (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144), both appearing in the Registration Statement of U-Store-It Trust on Form S-11 (No. 333-117848) filed with the Securities and Exchange Commission.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
October 26, 2004